Exhibit 99.2

Quarterly Earnings Review

April 22, 2014

BNY Mellon 1Q14 Quarterly Earnings Review

FIRST QUARTER 2014 FINANCIAL HIGHLIGHTS

(comparisons are 1Q14 vs. 1Q13 unless otherwise stated)

•	Earnings

	Earnings per share			Net income (loss) applicable to common shareholders of The Bank of New York Mellon Corporation
(in millions, except per share amounts)	1Q14	1Q13	Growth	1Q14	1Q13	Growth
GAAP results	$0.57	$(0.23)		$661	$(266)
Add: Charge related to the U.S. Tax Court’s disallowance of certain foreign tax credits	N/A	0.73		N/A	854

Non-GAAP results	$0.57	$0.50	14%	$661	$588	12%

N/A – Not applicable.

•	Pre-tax earnings up 12%

•	Total revenue was $3.6 billion, unchanged.

•	Investment services fees increased 3% reflecting strength in asset servicing and clearing services.

•	Investment management and performance fees increased 3%, or 5% excluding money market fee waivers (Non-GAAP), reflecting higher equity market values, net new business and higher performance fees. (a)

•	Foreign exchange revenue decreased 13% as a result of lower volatility, partially offset by higher volumes driven by enhancements to our electronic foreign exchange platform.

•	Net interest revenue increased 1% primarily driven by a change in the mix of assets and higher average deposits, partially offset by lower yields on investment securities.

•	The provision for credit losses was a credit of $18 million in 1Q14.

•

Noninterest expense decreased 3% primarily due to a provision for administrative errors in certain offshore tax-exempt funds and the cost of generating certain tax credits both of which were recorded in the first quarter of 2013.

•	Assets under custody and/or administration (“AUC/A”) and Assets under management (“AUM”)

•	AUC/A of $27.9 trillion, increased 6% primarily reflecting higher market values.

•	Estimated new AUC/A wins in Asset Servicing of $161 billion in 1Q14.

•	AUM of a record $1.62 trillion, increased 14% driven by higher market values and net new business.

•	Long-term inflows totaled $21 billion in 1Q14 driven by the continued strong flows of liability-driven investments.

•	Short-term outflows totaled $7 billion in 1Q14.

•	Capital

•	Repurchased 11.6 million common shares for $375 million in 1Q14.

•	As previously announced, Board approved a common stock dividend increase of 13% and the repurchase of up to $1.74 billion of common stock.

(a)	See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 20 for the reconciliation of Non-GAAP measures.

Prior periods were restated to reflect the retrospective application of adopting new accounting guidance related to our investments in qualified affordable housing projects (ASU 2014-01). See page 19 for additional information. Additionally, certain immaterial reclassifications have been made to prior periods to place them on a basis comparable with the current period presentation. Sequential growth rates are unannualized.

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BNY Mellon 1Q14 Quarterly Earnings Review

FINANCIAL SUMMARY

						1Q14 vs.
(dollars in millions, common shares in thousands)	1Q13	2Q13	3Q13	4Q13	1Q14	1Q13	4Q13
Revenue:
Fee and other revenue (a)	$2,860	$3,203	$2,979	$2,814	$2,883	1%	2%
Income from consolidated investment management funds	50	65	32	36	36
Net interest revenue	719	757	772	761	728

Total revenue – GAAP (a)	3,629	4,025	3,783	3,611	3,647	—	1
Less: Net income attributable to noncontrolling interests related to consolidated investment management funds	16	39	8	17	20
Gain (loss) related to an equity investment (pre-tax)	—	184	—	(175)	—

Total revenue – Non-GAAP (a)	3,613	3,802	3,775	3,769	3,627	—	(4)

Provision for credit losses	(24)	(19)	2	6	(18)
Expense:
Noninterest expense – GAAP	2,828	2,822	2,779	2,877	2,739	(3)	(5)
Less: Amortization of intangible assets	86	93	81	82	75
M&I, litigation and restructuring charges	39	13	16	2	(12)

Total noninterest expense – Non-GAAP	2,703	2,716	2,682	2,793	2,676	(1)	(4)

Income:
Income before income taxes (a)	825	1,222	1,002	728	926	12%	27%
Provision for income taxes (a)	1,062	339	19	172	232

Net income (loss) (a)	$(237)	$883	$983	$556	$694
Net (income) attributable to noncontrolling interests (b)	(16)	(40)	(8)	(17)	(20)

Net income (loss) applicable to shareholders of The Bank of New York Mellon Corporation (a)	(253)	843	975	539	674
Preferred stock dividends	(13)	(12)	(13)	(26)	(13)

Net income (loss) applicable to common shareholders of The Bank of New York Mellon Corporation (a)	$(266)	$831	$962	$513	$661

Key Metrics: (a)
Pre-tax operating margin (c)	23%	30%	26%	20%	25%
Non-GAAP (c)	26%	32%	29%	22%	27%

Return on common equity (annualized) (c)	N/M	9.7%	11.1%	5.7%	7.4%
Non-GAAP (c)	7.8%	10.5%	8.9%	6.3%	7.9%

Return on tangible common equity (annualized)
Non-GAAP (c)	N/M	25.0%	28.3%	14.3%	17.6%
Non-GAAP adjusted (c)	18.5%	25.2%	21.3%	14.3%	17.4%

Fee revenue as a percentage of total revenue excluding net securities gains	79%	79%	79%	78%	79%

Percentage of non-U.S. total revenue (d)	35%	36%	38%	39%	37%
Period end:
Full-time employees	49,700	49,800	50,800	51,100	51,400
Market capitalization	$32,487	$32,271	$34,674	$39,910	$40,244
Common shares outstanding	1,160,647	1,150,477	1,148,522	1,142,250	1,140,373

(a)	Prior periods were restated to reflect the retrospective application of adopting new accounting guidance related to our investments in qualified affordable housing projects (ASU 2014-01). See page 19 for additional information.
(b)	Includes net income of $16 million in 1Q13, $39 million in 2Q13, $8 million in 3Q13, $17 million in 4Q13 and $20 million in 1Q14 attributable to noncontrolling interests related to consolidated investment management funds.
(c)	Non-GAAP excludes M&I, litigation and restructuring charges and the impact of the U.S. Tax Court’s disallowance of certain foreign tax credits, if applicable. See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 20 for the reconciliation of the Non-GAAP measures.
(d)	Includes fee revenue, net interest revenue and income from consolidated investment management funds, net of net income attributable to noncontrolling interests.

N/M – Not meaningful.

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BNY Mellon 1Q14 Quarterly Earnings Review

CONSOLIDATED BUSINESS METRICS

Consolidated business metrics							1Q14 vs.
	1Q13	2Q13	3Q13	4Q13	1Q14		1Q13	4Q13
Changes in AUM (in billions): (a)
Beginning balance of AUM	$1,380	$1,423	$1,427	$1,532	$1,583
Net inflows (outflows):
Long-term:
Equity	1	1	3	(5)	(1)
Fixed income	5	2	(1)	5	—
Index	12	8	2	(3)	—
Liability-driven investments (b)	22	11	27	4	20
Alternative investments	—	(1)	1	1	2

Total long-term inflows	40	21	32	2	21
Short-term:
Cash	(13)	(1)	13	6	(7)

Total net inflows	27	20	45	8	14
Net market/currency impact	16	(16)	60	43	23

Ending balance of AUM	$1,423	$1,427	$1,532	$1,583	$1,620	(c)	14%	2%

AUM at period end, by product type: (a)
Equity	17%	17%	17%	17%	17%
Fixed income	15	15	14	14	14
Index	19	20	20	20	20
Liability-driven investments (b)	25	25	26	26	27
Alternative investments	4	4	4	4	4
Cash	20	19	19	19	18

Total AUM	100%	100%	100%	100%	100%	(c)

Wealth management:
Average loans (in millions)	$8,972	$9,253	$9,453	$9,755	$10,075		12%	3%
Average deposits (in millions)	$13,646	$13,306	$13,898	$14,161	$14,805		8%	5%

Investment Services:
Average loans (in millions)	$26,697	$27,814	$27,865	$31,211	$31,468		18%	1%
Average deposits (in millions)	$200,222	$204,499	$206,068	$216,216	$214,947		7%	(1)%

AUC/A at period end (in trillions) (d)	$26.3	$26.2	$27.4	$27.6	$27.9	(c)	6%	1%
Market value of securities on loan at period end (in billions) (e)	$244	$255	$255	$235	$264		8%	12%

Asset Servicing:
Estimated new business wins (AUC/A) (in billions)	$205	$201	$110	$123	$161	(c)

Depositary Receipts:
Number of sponsored programs	1,359	1,349	1,350	1,335	1,332		(2)%	—%

Clearing Services:
Global DARTS volume (in thousands)	213	217	212	213	230		8%	8%
Average active clearing accounts (U.S. platform) (in thousands)	5,552	5,591	5,622	5,643	5,695		3%	1%
Average long-term mutual fund assets (U.S. platform) (in millions)	$357,647	$371,196	$377,131	$401,434	$413,658		16%	3%
Average investor margin loans (U.S. platform) (in millions)	$8,212	$8,235	$8,845	$8,848	$8,919		9%	1%

Broker-Dealer:
Average tri-party repo balances (in billions)	$2,070	$2,037	$1,952	$2,005	$1,983		(4)%	(1)%

(a)	Excludes securities lending cash management assets and assets managed in the Investment Services business. Also excludes assets under management related to Newton’s private client business that was sold in September 2013.
(b)	Includes currency and overlay assets under management.
(c)	Preliminary.
(d)	Includes the AUC/A of CIBC Mellon Global Securities Services Company (“CIBC Mellon”), a joint venture with the Canadian Imperial Bank of Commerce, of $1.2 trillion at March 31, 2013, $1.1 trillion at June 30, 2013 and $1.2 trillion at Sept. 30, 2013, Dec. 31, 2013 and March 31, 2014.
(e)	Represents the total amount of securities on loan managed by the Investment Services business. Excludes securities for which BNY Mellon acts as agent, beginning in the fourth quarter of 2013, on behalf of CIBC Mellon clients, which totaled $62 billion at Dec. 31, 2013 and $66 billion at March 31, 2014.

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BNY Mellon 1Q14 Quarterly Earnings Review

The following table presents key market metrics at period end and on an average basis.

Key market metrics						1Q14 vs.
	1Q13	2Q13	3Q13	4Q13	1Q14	1Q13		4Q13
S&P 500 Index (a)	1569	1606	1682	1848	1872	19%		1%
S&P 500 Index – daily average	1514	1609	1675	1769	1835	21		4
FTSE 100 Index (a)	6412	6215	6462	6749	6598	3		(2)
FTSE 100 Index – daily average	6300	6438	6530	6612	6680	6		1
MSCI World Index (a)	1435	1434	1544	1661	1674	17		1
MSCI World Index – daily average	1405	1463	1511	1602	1647	17		3
Barclays Global Capital Aggregate BondSM Index (a)(b)	356	343	356	354	365	3		3
NYSE and NASDAQ share volume (in billions)	174	186	166	179	196	13		9
JPMorgan G7 Volatility Index – daily average (c)	9.02	9.84	9.72	8.20	7.80	(14)		(5)
Average Fed Funds effective rate	0.14%	0.12%	0.09%	0.09%	0.07%	(7	)bps	(2	)bps

(a)	Period end.
(b)	Unhedged in U.S. dollar terms.
(c)	The JPMorgan G7 Volatility Index is based on the implied volatility in 3-month currency options.

bps – basis points.

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BNY Mellon 1Q14 Quarterly Earnings Review

FEE AND OTHER REVENUE

Fee and other revenue						1Q14 vs.
(dollars in millions)	1Q13	2Q13	3Q13	4Q13	1Q14	1Q13	4Q13
Investment services fees:
Asset servicing (a)	$969	$988	$964	$984	$1,009	4%	3%
Clearing services	304	321	315	324	325	7	—
Issuer services	237	294	322	237	229	(3)	(3)
Treasury services	141	139	137	137	136	(4)	(1)

Total investment services fees	1,651	1,742	1,738	1,682	1,699	3	1
Investment management and performance fees	822	848	821	904	843	3	(7)
Foreign exchange and other trading revenue	161	207	160	146	136	(16)	(7)
Distribution and servicing	49	45	43	43	43	(12)	—
Financing-related fees	41	44	44	43	38	(7)	(12)
Investment and other income (b)	88	285	151	(43)	102	N/M	N/M

Total fee revenue (b)	2,812	3,171	2,957	2,775	2,861	2	3
Net securities gains	48	32	22	39	22	N/M	N/M

Total fee and other revenue – GAAP (b)	$2,860	$3,203	$2,979	$2,814	$2,883	1%	2%

(a)	Asset servicing fees include securities lending revenue of $39 million in 1Q13, $50 million in 2Q13, $35 million in 3Q13, $31 million in 4Q13 and $38 million in 1Q14.
(b)	Prior periods were restated to reflect the retrospective application of adopting new accounting guidance related to our investments in qualified affordable housing projects (ASU 2014-01). See page 19 for additional information.

N/M – Not meaningful.

KEY POINTS

•	Asset servicing fees were $1.0 billion, an increase of 4% year-over-year and 3% sequentially. The year-over-year increase primarily reflects higher market values, net new business and organic growth. The sequential increase primarily reflects organic growth, higher securities lending revenue and net new business.

•	Clearing services fees were $325 million, an increase of 7% year-over-year and unchanged sequentially. The year-over-year increase was driven by higher mutual fund fees, higher asset-based fees and an increase in DARTS, partially offset by higher money market fee waivers. Sequentially, higher clearance revenue was primarily offset by fewer trading days in 1Q14.

•	Issuer services fees were $229 million, a decrease of 3% both year-over-year and sequentially. Both decreases reflect the impact of the continued net run-off of high margin securitizations in Corporate Trust. The year-over-year decrease was partially offset by higher Depositary Receipts revenue driven by corporate actions.

•	Investment management and performance fees were $843 million, an increase of 3% year-over-year and a decrease of 7% sequentially. Excluding money market fee waivers, investment management and performance fees increased 5% year-over-year and decreased 6% sequentially (Non-GAAP). The year-over-year increase primarily reflects higher equity market values and net new business. The sequential decrease primarily reflects seasonally lower performance fees and fewer days in 1Q14.

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BNY Mellon 1Q14 Quarterly Earnings Review

•	Foreign exchange and other trading revenue

(in millions)	1Q13	2Q13	3Q13	4Q13	1Q14
Foreign exchange	$149	$179	$154	$126	$130
Other trading revenue:
Fixed income	8	12	(2)	20	1
Equity/other	4	16	8	—	5

Total other trading revenue	12	28	6	20	6

Total foreign exchange and other trading revenue	$161	$207	$160	$146	$136

Foreign exchange and other trading revenue totaled $136 million in 1Q14 compared with $161 million in 1Q13 and $146 million in 4Q13. In 1Q14, foreign exchange revenue totaled $130 million, a decrease of 13% year-over-year and an increase of 3% sequentially. Comparisons with both prior periods were impacted by lower volatility, and higher volumes driven by enhancements to our electronic foreign exchange platform. Other trading revenue was $6 million in 1Q14 compared with $12 million in 1Q13 and $20 million in 4Q13. The decrease from both prior periods reflects lower fixed income trading revenue.

•	Investment and other income

(in millions)	1Q13	2Q13	3Q13	4Q13	1Q14
Lease residual gains	$1	$10	$7	$—	$35
Corporate/bank-owned life insurance	34	32	38	40	30
Expense reimbursements from joint venture	11	8	12	11	12
Seed capital gains	6	1	7	20	6
Private equity gains (losses)	(2)	5	(2)	5	5
Transitional service agreements	5	4	—	2	—
Asset-related gains	7	7	35	22	(1)
Equity investment revenue (loss)	13	200	48	(163)	(2)
Other income (a)	13	18	6	20	17

Total investment and other income (loss) (a)	$88	$285	$151	$(43)	$102

(a)	Prior periods were restated to reflect the retrospective application of adopting new accounting guidance related to our investments in qualified affordable housing projects (ASU 2014-01). See page 19 for additional information.

Investment and other income was $102 million in 1Q14 compared with income of $88 million in 1Q13 and a loss of $43 million in 4Q13. The year-over-year increase primarily reflects higher leasing gains, partially offset by lower equity investment revenue. The sequential increase primarily reflects a loss related to an equity investment recorded in 4Q13.

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BNY Mellon 1Q14 Quarterly Earnings Review

NET INTEREST REVENUE

Net interest revenue						1Q14 vs.
(dollars in millions)	1Q13	2Q13	3Q13	4Q13	1Q14	1Q13		4Q13
Net interest revenue (non-FTE)	$719	$757	$772	$761	$728	1%		(4)%
Net interest revenue (FTE) – Non-GAAP	733	771	787	781	744	2		(5)
Net interest margin (FTE)	1.11%	1.15%	1.16%	1.09%	1.05%	(6	) bps	(4	) bps

Selected average balances:
Cash/interbank investments	$111,685	$106,561	$116,165	$132,198	$127,134	14%		(4)%
Trading account securities	5,878	6,869	5,523	6,173	5,217	(11)		(15)
Securities	101,912	107,138	101,206	96,640	100,534	(1)		4
Loans	46,279	47,913	48,256	50,768	51,647	12		2

Interest-earning assets	265,754	268,481	271,150	285,779	284,532	7		—
Interest-bearing deposits	147,728	151,219	153,547	157,020	152,986	4		(3)
Noninterest-bearing deposits	70,337	70,648	72,075	79,999	81,430	16		2

Selected average yields/rates:
Cash/interbank investments	0.41%	0.41%	0.41%	0.40%	0.43%
Trading account securities	2.40	2.33	2.83	2.82	2.60
Securities	1.88	1.84	1.98	2.02	1.79
Loans	1.78	1.76	1.73	1.64	1.65
Interest-earning assets	1.26	1.27	1.28	1.21	1.17
Interest-bearing deposits	0.08	0.07	0.06	0.06	0.06

Average cash/interbank investments as a percentage of average interest-earning assets	42%	40%	43%	46%	45%
Average noninterest-bearing deposits as a percentage of average interest-earning assets	26%	26%	27%	28%	29%

bps – basis points.

FTE – fully taxable equivalent.

KEY POINTS

•	Net interest revenue totaled $728 million in 1Q14, an increase of $9 million compared with 1Q13 and a decrease of $33 million sequentially. The year-over-year increase in net interest revenue resulted from a change in the mix of assets and higher average deposits, partially offset by lower yields on investment securities. The sequential decrease primarily reflects lower yields on investment securities and fewer days in 1Q14, partially offset by the change in the mix of assets as we reduced cash/interbank investments and increased our securities portfolio.

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BNY Mellon 1Q14 Quarterly Earnings Review

NONINTEREST EXPENSE

Noninterest expense						1Q14 vs.
(dollars in millions)	1Q13	2Q13	3Q13	4Q13	1Q14	1Q13	4Q13
Staff:
Compensation	$885	$891	$915	$929	$925	5%	—%
Incentives	338	364	339	343	359	6	5
Employee benefits	249	254	262	250	227	(9)	(9)

Total staff	1,472	1,509	1,516	1,522	1,511	3	(1)
Professional, legal and other purchased services	295	317	296	344	312	6	(9)
Software and equipment	228	238	226	241	237	4	(2)
Net occupancy	163	159	153	154	154	(6)	—
Distribution and servicing	106	111	108	110	107	1	(3)
Sub-custodian	64	77	71	68	68	6	—
Business development	68	90	63	96	64	(6)	(33)
Other	307	215	249	258	223	(27)	(14)
Amortization of intangible assets	86	93	81	82	75	(13)	(9)
M&I, litigation and restructuring charges	39	13	16	2	(12)	N/M	N/M

Total noninterest expense – GAAP	$2,828	$2,822	$2,779	$2,877	$2,739	(3)%	(5)%
Total staff expense as a percentage of total revenue (a)	41%	37%	40%	42%	41%

Memo:
Total noninterest expense excluding amortization of intangible assets and M&I, litigation and restructuring charges – Non-GAAP	$2,703	$2,716	$2,682	$2,793	$2,676	(1)%	(4)%

(a)	Prior periods were restated to reflect the retrospective application of adopting new accounting guidance related to our investments in qualified affordable housing projects (ASU 2014-01). See page 19 for additional information.

N/M – Not meaningful.

KEY POINTS

Total noninterest expense excluding amortization of intangible assets, M&I, litigation and restructuring charges (Non-GAAP) decreased 1% year-over-year and 4% sequentially. Comparisons to both prior periods were impacted by lower pension expense and higher incentive expense due to the acceleration of the vesting of long-term stock awards for retirement-eligible employees.

•	The year-over-year decrease also resulted from a provision for administrative errors in certain offshore tax-exempt funds and the cost of generating certain tax credits both of which were recorded in 1Q13, partially offset by increases in compensation and professional, legal and other purchased services expenses.

•	The sequential decline also reflects a seasonal decrease in business development expense, as well as lower professional, legal and other purchased services and risk-related expenses.

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BNY Mellon 1Q14 Quarterly Earnings Review

INVESTMENT SECURITIES PORTFOLIO

At March 31, 2014, the fair value of our investment securities portfolio totaled $99.7 billion. The net unrealized pre-tax gain on our total securities portfolio was $676 million at March 31, 2014 compared with $309 million at Dec. 31, 2013. The increase in the net unrealized pre-tax gain was primarily driven by the reduction in market interest rates. During 1Q14, we received $122 million of paydowns of sub-investment grade securities and sold $21 million of sub-investment grade securities.

The following table shows the distribution of our investment securities portfolio.

Investment securities portfolio	Dec. 31, 2013 Fair value		1Q14 change in unrealized gain/(loss)	March 31, 2014			Fair value as a % of amortized cost (a)	Unrealized gain/(loss)	Ratings

(dollars in millions)				Amortized cost	Fair value				AAA/ AA-	A+/ A-	BBB+/ BBB-	BB+ and lower	Not rated
Agency RMBS	$39,673		$178	$39,424	$39,143		99%	$(281)	100%	—%	—%	—%	—%
U.S. Treasury	16,827		20	17,139	17,299		101	160	100	—	—	—	—
Sovereign debt/sovereign guaranteed (b)	12,028		29	12,802	12,856		100	54	92	—	8	—	—
Non-agency RMBS (c)	2,695		8	2,065	2,637		80	572	—	1	2	93	4
Non-agency RMBS	1,335		11	1,275	1,287		93	12	1	11	22	65	1
European floating rate notes (d)	2,878		25	2,599	2,580		99	(19)	72	22	—	6	—
Commercial MBS	4,064		17	4,139	4,168		101	29	92	7	1	—	—
State and political subdivisions	6,718		55	6,670	6,693		100	23	79	19	1	—	1
Foreign covered bonds (e)	2,872		7	2,635	2,716		103	81	100	—	—	—	—
Corporate bonds	1,815		16	1,758	1,781		101	23	21	66	13	—	—
CLO	1,496		1	1,379	1,391		101	12	100	—	—	—	—
U.S. Government agency debt	1,354		(4)	865	859		99	(6)	100	—	—	—	—
Consumer ABS	2,891		5	3,362	3,364		100	2	98	2	—	—	—
Other (f)	2,784		(1)	2,908	2,922		100	14	36	57	—	—	7

Total investment securities	$99,430	(g)	$367	$99,020	$99,696	(g)	99%	$676	89%	5%	2%	3%	1%

(a)	Amortized cost before impairments.
(b)	Primarily comprised of exposure to UK, Germany, France and Netherlands.
(c)	These RMBS were included in the former Grantor Trust and were marked-to-market in 2009. We believe these RMBS would receive higher credit ratings if these ratings incorporated, as additional credit enhancements, the difference between the written-down amortized cost and the current face amount of each of these securities.
(d)	Includes RMBS, commercial MBS and other securities. Primarily comprised of exposure to UK and Netherlands.
(e)	Primarily comprised of exposure to Canada, UK and Netherlands.
(f)	Includes commercial paper of $1.7 billion and $1.7 billion, fair value, and money market funds of $938 million and $849 million, fair value, at Dec. 31, 2013 and March 31, 2014, respectively.
(g)	Includes net unrealized gains on derivatives hedging securities available-for-sale of $678 million at Dec. 31, 2013 and $388 million at March 31, 2014.

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BNY Mellon 1Q14 Quarterly Earnings Review

NONPERFORMING ASSETS

Nonperforming assets	March 31,	Dec 31,	March 31,
(dollars in millions)	2013	2013	2014
Nonperforming loans:
Other residential mortgages	$148	$117	$107
Commercial	24	15	13
Wealth management loans and mortgages	30	11	12
Foreign loans	9	6	7
Commercial real estate	17	4	4
Financial institutions	3	—	—

Total nonperforming loans	231	153	143
Other assets owned	3	3	3

Total nonperforming assets (a)	$234	$156	$146

Nonperforming assets ratio	0.48%	0.30%	0.27%
Allowance for loan losses/nonperforming loans	102.6	137.3	138.5
Total allowance for credit losses/nonperforming loans	155.0	224.8	228.0

(a)	Loans of consolidated investment management funds are not part of BNY Mellon’s loan portfolio. Included in the loans of consolidated investment management funds are nonperforming loans of $161 million at March 31, 2013, $16 million at Dec. 31, 2013 and $74 million at March 31, 2014. These loans are recorded at fair value and therefore do not impact the provision for credit losses and allowance for loan losses, and accordingly are excluded from the nonperforming assets table above.

Nonperforming assets were $146 million at March 31, 2014, a decrease of $10 million from $156 million at Dec. 31, 2013. The decrease primarily resulted from the return of loans to accrual status and sales of loans in the other residential mortgage portfolio.

ALLOWANCE FOR CREDIT LOSSES, PROVISION AND NET CHARGE-OFFS

Allowance for credit losses, provision and net charge-offs
(in millions)	1Q13	4Q13	1Q14
Allowance for credit losses – beginning of period	$387	$339	$344
Provision for credit losses	(24)	6	(18)
Net (charge-offs) recoveries:
Foreign	—	(3)	—
Other residential mortgages	(3)	—	—
Financial institutions	—	3	—
Commercial	(2)	(1)	—

Net (charge-offs) recoveries	(5)	(1)	—

Allowance for credit losses – end of period	$358	$344	$326

Allowance for loan losses	$237	$210	$198
Allowance for lending-related commitments	121	134	128

The provision for credit losses was a credit of $18 million in 1Q14 driven by the continued improvement in the credit quality of the loan portfolio. The provision for credit losses was a credit of $24 million in 1Q13 and a provision of $6 million in 4Q13.

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BNY Mellon 1Q14 Quarterly Earnings Review

CAPITAL

The following table presents our capital ratios.

	March 31,		Dec. 31,		March 31,
Capital ratios	2013		2013		2014
Regulatory capital ratios: (a)
Estimated common equity Tier 1 ratio (“CET1”), fully phased-in – Non-GAAP: (b)(c)
Standardized Approach	9.4%		10.6%		11.0%
Advanced Approach	9.7		11.3		11.0
CET1 ratio (d)	12.2	(c)	14.5	(c)	15.7
Tier 1 capital ratio (d)	13.6		16.2		17.0
Total (Tier 1 plus Tier 2) capital ratio (d)	14.7		17.0		17.8
Leverage capital ratio (d)	5.2		5.4		6.1

BNY Mellon shareholders’ equity to total assets ratio (c)	10.0		10.0		10.3
BNY Mellon common shareholders’ equity to total assets ratio (c)	9.7		9.6		9.9
BNY Mellon tangible common shareholders’ equity to tangible assets of operations ratio – Non-GAAP (c)	5.9		6.8		6.6

(a)	March 31, 2014 regulatory capital ratios are preliminary. At March 31, 2014 and Dec. 31, 2013, the estimated fully phased-in Basel III CET1 ratios are based on our interpretation of the final rules released by the Board of Governors of the Federal Reserve (the “Federal Reserve”) on July 2, 2013 (the “Final Rules”), which will be gradually phased-in over a multi-year period. At March 31, 2013, these ratios were estimated using our interpretation of the Federal Reserve’s Notices of Proposed Rulemaking (“NPRs”) dated June 7, 2012.
(b)	Consistent with historic practice, the risk-based capital ratios do not include the impact of BNY Mellon’s actual contractual exposure to certain consolidated investment management funds, and do not include the impact of the total consolidated assets of these vehicles. If the Company is required to include the net impact of such total consolidated assets, it would decrease the fully phased-in CET1 ratio under the Standardized Approach by approximately 60 basis points and the Advanced Approach by approximately 100 basis points at March 31, 2014.
(c)	See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 20 for a reconciliation of these ratios.
(d)	At March 31, 2014, the capital ratios are based on Basel III components of capital, as phased-in, and asset risk-weightings using the general risk-based guidelines included in the Final Rule (which for 2014 look to Basel I-based requirements). March 31, 2014 risk-weightings are not based on the Advanced Approach rules. The leverage capital ratio is based on Basel III components of capital and quarterly average total assets, as phased-in. Periods prior to March 31, 2014 are based on Basel I rules.

CET1 generation presented on a fully phased-in basis
(in millions)	1Q14
Estimated CET1 - Beginning of period balance	$14,810
Net income applicable to common shareholders of The Bank of New York Mellon Corporation – GAAP	661
Goodwill and intangible assets, net of related deferred tax liabilities	17

Gross CET1 generated	678
Capital deployed:
Dividends	(174)
Common stock repurchased	(375)

Total capital deployed	(549)
Other comprehensive income	203
Additional paid-in capital (a)	174
Other (primarily pension fund assets)	635

Total other additions	1,012

Net CET1 generated	1,141

CET1 - End of period balance	$15,951

(a)	Primarily related to employee stock options and awards and employee benefit plan contributions.

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BNY Mellon 1Q14 Quarterly Earnings Review

Basel III capital components and ratios at March 31, 2014	Fully			Transitional
	phased-in	Transition		Standardized
(dollars in millions)	Basel III	adjustments (a)		Approach
CET1:
Common equity	$36,424	$275	(b)	$36,699
Goodwill and intangible assets	(19,915)	2,496	(c)	(17,419)
Net pension fund assets	(104)	83	(d)	(21)
Equity method investments	(426)	102	(c)	(324)
Deferred tax assets	(18)	15	(d)	(3)
Other	(10)	8	(e)	(2)

Total CET1	15,951	2,979		18,930
Other Tier 1 Capital:
Preferred stock	1,562	—		1,562
Trust-preferred securities	—	167	(f)	167
Disallowed deferred tax assets	—	(15	)(d)	(15)
Net pension fund assets	—	(83	)(d)	(83)

Total Tier 1 capital	17,513	3,048		20,561

Tier 2 capital:
Trust-preferred securities	—	167	(f)	167
Subordinated debt	448	—		448
Excess of expected credit losses	103	(103)		—
Allowance for loan losses	—	326		326

Total Tier 2 capital	551	390		941

Total capital	$18,064	$3,438		$21,502

Risk-weighted assets – Standardized Approach	$145,144	$(24,416	)(g)	$120,728
Risk-weighted assets – Advanced Approach	145,543	N/A		N/A

Standardized Approach:
Estimated Basel III CET1 ratio	11.0%			15.7%
Tier 1 capital ratio	12.1			17.0
Total (Tier 1 plus Tier 2) capital ratio	12.4			17.8

Advanced Approach:
Estimated Basel III CET1 ratio	11.0%			N/A

(a)	Transition adjustments required in 2014 under the Final Rules.
(b)	Represents the portion of accumulated other comprehensive (income) loss excluded from common equity.
(c)	Represents intangible assets, other than goodwill, net of the corresponding deferred tax liabilities.
(d)	Represents the deduction for net pension fund assets and disallowed deferred tax assets in CET1 and Tier 1 capital.
(e)	Represents the transitional adjustments related to cash flow hedges.
(f)	During 2014, 50% of outstanding trust preferred securities are included in Tier 1 capital and 50% in Tier 2 capital.
(g)	Following are the primary differences between risk-weighted assets determined under fully phased-in Basel III-Standardized Approach and Basel I. Credit risk is determined under Basel I using predetermined risk-weights and asset classes and relies in part on the use of external credit ratings. Under fully phased-in Basel III, the Standardized Approach uses a broader range of predetermined risk-weights and asset classes and certain alternatives to external credit ratings. Securitization exposure receives a higher risk-weighting under fully phased-in Basel III than Basel I, and fully phased-in Basel III includes additional adjustments for market risk, counterparty credit risk and equity exposures. Additionally, the Standardized Approach eliminates the use of the VaR approach for determining risk-weighted assets on certain repo-style transactions. In 2014, risk-weighted assets include transition adjustments for intangible assets, other than goodwill, and significant investments in unconsolidated financial institutions.

N/A – Not applicable.

REVIEW OF BUSINESSES

Business results are subject to reclassification when organizational changes are made or whenever improvements are made in the measurement principles. On Sept. 27, 2013, Newton Management Limited, together with Newton Investment Management Limited, an investment boutique of BNY Mellon, sold Newton’s private client business. In the first quarter of 2014, we reclassified the results of Newton’s private client business from the Investment Management business to the Other segment. The reclassifications did not impact the consolidated results. All prior periods have been restated.

In addition, prior period consolidated and Other segment results have been restated to reflect the retrospective application of adopting new accounting guidance related to our investments in qualified affordable housing projects (ASU 2014-01). See page 19 for additional information.

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BNY Mellon 1Q14 Quarterly Earnings Review

INVESTMENT MANAGEMENT provides investment management services to institutional and retail investors, as well as investment management, wealth and estate planning and private banking solutions to high net worth individuals and families, and foundations and endowments.

							1Q14 vs.
(dollars in millions, unless otherwise noted)	1Q13	2Q13	3Q13	4Q13	1Q14		1Q13	4Q13
Revenue:
Investment management fees:
Mutual funds	$299	$299	$293	$303	$299		—%	(1)%
Institutional clients	360	366	367	385	372		3	(3)
Wealth management	143	146	145	149	153		7	3

Investment management fees	802	811	805	837	824		3	(2)
Performance fees	15	33	10	72	20		33	N/M

Investment management and performance fees	817	844	815	909	844		3	(7)
Distribution and servicing	46	44	41	41	40		(13)	(2)
Other (a)	18	24	26	43	16		N/ M	N/M

Total fee and other revenue (a)	881	912	882	993	900		2	(9)
Net interest revenue	62	63	67	68	70		13	3

Total revenue	943	975	949	1,061	970		3	(9)
Noninterest expense (ex. amortization of intangible assets)	698	665	689	760	693		(1)	(9)

Income before taxes (ex. amortization of intangible assets)	245	310	260	301	277		13	(8)
Amortization of intangible assets	39	39	35	35	31		(21)	(11)

Income before taxes	$206	$271	$225	$266	$246		19%	(8)%

Pre-tax operating margin	22%	28%	24%	25%	25%
Adjusted pre-tax operating margin (b)	31%	37%	33%	34%	35%

Changes in AUM (in billions): (c)
Beginning balance of AUM	$1,380	$1,423	$1,427	$1,532	$1,583
Net inflows (outflows):
Long-term:
Equity	1	1	3	(5)	(1)
Fixed income	5	2	(1)	5	—
Index	12	8	2	(3)	—
Liability-driven investments (d)	22	11	27	4	20
Alternative investments	—	(1)	1	1	2

Total long-term inflows (outflows)	40	21	32	2	21
Short-term:
Cash	(13)	(1)	13	6	(7)

Total net inflows (outflows)	27	20	45	8	14
Net market/currency impact	16	(16)	60	43	23

Ending balance of AUM	$1,423	$1,427	$1,532	$1,583	$1,620	(e)	14%	2%

AUM at period end, by product type: (c)
Equity	17%	17%	17%	17%	17%
Fixed income	15	15	14	14	14
Index	19	20	20	20	20
Liability-driven investments (d)	25	25	26	26	27
Alternative investments	4	4	4	4	4
Cash	20	19	19	19	18

Total AUM	100%	100%	100%	100%	100	%(e)

Wealth management:
Average loans	$8,972	$9,253	$9,453	$9,755	$10,075		12%	3%
Average deposits	$13,646	$13,306	$13,898	$14,161	$14,805		8%	5%

(a)	Total fee and other revenue includes the impact of the consolidated investment management funds. See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 20 for the reconciliation of Non-GAAP measures. Additionally, other revenue includes asset servicing and treasury services revenue.
(b)	Includes the pro forma impact of money market fee waivers, is net of distribution and servicing expense and excludes amortization of intangible assets. See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 20 for the reconciliation of Non-GAAP measures.
(c)	Excludes securities lending cash management assets and assets managed in the Investment Services business. Also excludes assets under management related to Newton’s private client business that was sold in September 2013.
(d)	Includes currency and overlay assets under management.
(e)	Preliminary.

N/M – Not meaningful.

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BNY Mellon 1Q14 Quarterly Earnings Review

INVESTMENT MANAGEMENT KEY POINTS

•

Assets under management were a record $1.62 trillion at March 31, 2014, an increase of 14% year-over-year and 2% sequentially. Both increases primarily resulted from higher market values and net new business.

•	18th consecutive quarter of positive long-term inflows.

•

Net long-term inflows were $21 billion in 1Q14 driven by the continued strong flows of liability-driven investments, growth in alternative investments, with slight outflows in equities. Short-term outflows were $7 billion in 1Q14.

•

Total revenue was $970 million, an increase of 3% year-over-year and a decrease of 9% sequentially. Excluding money market fee waivers, total revenue increased 4% year-over-year and decreased 8% sequentially. The year-over-year increase primarily reflects higher equity market values and net new business. The sequential decrease primarily reflects seasonally lower performance fees, lower seed capital gains and fewer days in 1Q14. Comparisons with both prior periods also reflect higher net interest revenue.

•

Investment management fees were $824 million, an increase of 3% year-over-year and a decrease of 2% sequentially. The year-over-year increase primarily reflects higher equity market values and net new business, partially offset by higher money market fee waivers. The sequential decrease was primarily driven by fewer days in 1Q14.

•	Performance fees were $20 million in 1Q14 compared with $15 million in 1Q13 and $72 million in 4Q13. The sequential decrease was due to seasonality.

•	Net interest revenue increased 13% year-over-year and 3% sequentially. Both the year-over-year and sequential increases resulted from higher average loans and deposits.

•	Average loans increased 12% year-over-year and 3% sequentially; average deposits increased 8% year-over-year and 5% sequentially.

•

Total noninterest expense (ex. amortization of intangible assets) decreased 1% year-over-year and 9% sequentially. The year-over-year decrease primarily reflects a provision for administrative errors in certain offshore tax-exempt funds recorded in 1Q13, partially offset by higher incentive expense driven by improved performance, and higher expenses resulting from investments in strategic initiatives. The sequential decrease primarily reflects lower incentive expense due to seasonally lower performance fees, seasonally lower business development expense, and lower salaries and professional, legal and other purchased services expenses.

•	45% non-U.S. revenue in 1Q14 vs. 44% in 1Q13.

•	The wealth management business was named Top U.S. Private Bank and Top Private Bank Serving Family Offices by Family Wealth Report (March 2014).

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BNY Mellon 1Q14 Quarterly Earnings Review

INVESTMENT SERVICES provides global custody and related services, broker-dealer services, global collateral services, corporate trust, depositary receipt and clearing services as well as global payment/working capital solutions to global financial institutions.

						1Q14 vs.
(dollars in millions, unless otherwise noted)	1Q13	2Q13	3Q13	4Q13	1Q14	1Q13	4Q13
Revenue:
Investment services fees:
Asset servicing	$943	$961	$939	$957	$985	4%	3%
Clearing services	302	320	314	322	323	7	—
Issuer services	236	294	321	236	228	(3)	(3)
Treasury services	137	135	135	137	134	(2)	(2)

Total investment services fees	1,618	1,710	1,709	1,652	1,670	3	1
Foreign exchange and other trading revenue	173	193	177	150	158	(9)	5
Other (a)	70	67	63	58	59	(16)	2

Total fee and other revenue (a)	1,861	1,970	1,949	1,860	1,887	1	1
Net interest revenue	653	633	619	610	590	(10)	(3)

Total revenue	2,514	2,603	2,568	2,470	2,477	(1)	—
Provision for credit losses	1	—	—	—	—	N/M	N/M
Noninterest expense (ex. amortization of intangible assets)	1,793	1,825	1,764	1,820	1,777	(1)	(2)

Income before taxes (ex. amortization of intangible assets)	720	778	804	650	700	(3)	8
Amortization of intangible assets	47	54	46	47	44	(6)	(6)

Income before taxes	$673	$724	$758	$603	$656	(3)%	9%

Pre-tax operating margin	27%	28%	30%	24%	26%
Pre-tax operating margin (ex. amortization of intangible assets)	29%	30%	31%	26%	28%

Investment services fees as a percentage of noninterest expense (b)	92%	94%	97%	90%	93%

Securities lending revenue	$31	$39	$26	$21	$30	(3)%	43%

Metrics:
Average loans	$26,697	$27,814	$27,865	$31,211	$31,468	18%	1%
Average deposits	$200,222	$204,499	$206,068	$216,216	$214,947	7%	(1)%

AUC/A at period end (in trillions) (c)	$26.3	$26.2	$27.4	$27.6	$27.9 (d)	6%	1%
Market value of securities on loan at period end (in billions) (e)	$244	$255	$255	$235	$264	8%	12%

Asset servicing:
Estimated new business wins (AUC/A) (in billions)	$205	$201	$110	$123	$161 (d)

Depositary Receipts:
Number of sponsored programs	1,359	1,349	1,350	1,335	1,332	(2)%	—%

Clearing services:
Global DARTS volume (in thousands)	213	217	212	213	230	8%	8%
Average active clearing accounts (U.S. platform) (in thousands)	5,552	5,591	5,622	5,643	5,695	3%	1%
Average long-term mutual fund assets (U.S. platform)	$357,647	$371,196	$377,131	$401,434	$413,658	16%	3%
Average investor margin loans (U.S. platform)	$8,212	$8,235	$8,845	$8,848	$8,919	9%	1%

Broker-Dealer:
Average tri-party repo balances (in billions)	$2,070	$2,037	$1,952	$2,005	$1,983	(4)%	(1)%

(a)	Total fee and other revenue includes investment management fees and distribution and servicing revenue.
(b)	Noninterest expense excludes amortization of intangible assets and litigation expense.
(c)	Includes the AUC/A of CIBC Mellon of $1.2 trillion at March 31, 2013, $1.1 trillion at June 30, 2013 and $1.2 trillion at Sept. 30, 2013, Dec. 31, 2013 and March 31, 2014.
(d)	Preliminary.
(e)	Represents the total amount of securities on loan managed by the Investment Services business. Excludes securities for which BNY Mellon acts as agent, beginning in the fourth quarter of 2013, on behalf of CIBC Mellon clients, which totaled $62 billion at Dec. 31, 2013 and $66 billion at March 31, 2014.

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BNY Mellon 1Q14 Quarterly Earnings Review

INVESTMENT SERVICES KEY POINTS

•	Investment services fees totaled $1.7 billion, an increase of 3% year-over-year and 1% sequentially.

•

Asset servicing fees (global custody, broker-dealer services and global collateral services) were $985 million in 1Q14 compared with $943 million in 1Q13 and $957 million in 4Q13. The year-over-year increase primarily reflects higher market values, net new business, organic growth and higher collateral management fees in Global Collateral Services. The sequential increase primarily reflects organic growth, higher securities lending revenue and net new business.

•	Estimated new business wins (AUC/A) in Asset Servicing of $161 billion in 1Q14.

•

Clearing services fees were $323 million in 1Q14 compared with $302 million in 1Q13 and $322 million in 4Q13. The year-over-year increase was driven by higher mutual fund fees, higher asset-based fees and an increase in DARTS, partially offset by higher money market fee waivers. Sequentially, higher clearance revenue was primarily offset by fewer trading days in 1Q14.

•

Issuer services fees (Corporate Trust and Depositary Receipts) were $228 million in 1Q14 compared with $236 million in both 1Q13 and 4Q13. Both decreases reflect the impact of the continued net run-off of high margin securitizations in Corporate Trust. The year-over-year decrease was partially offset by higher Depositary Receipts revenue driven by corporate actions.

•	Treasury services fees were $134 million in 1Q14 compared with $137 million in both 1Q13 and 4Q13. Both decreases primarily reflect lower cash management fees.

•

Foreign exchange and other trading revenue was $158 million in 1Q14 compared with $173 million in 1Q13 and $150 million in 4Q13. Comparisons with both prior periods were impacted by lower volatility, and higher volumes driven by enhancements to our electronic foreign exchange platform.

•

Net interest revenue was $590 million in 1Q14 compared with $653 million in 1Q13 and $610 million in 4Q13. The year-over-year decrease primarily reflects lower spreads partially offset by higher average loans and deposits. The sequential decrease primarily reflects lower spreads and fewer days in 1Q14.

•

Noninterest expense (excluding amortization of intangible assets) was $1.777 billion in 1Q14 compared with $1.793 billion in 1Q13 and $1.820 billion in 4Q13. The year-over-year decrease primarily reflects lower litigation expense, partially offset by higher professional, legal and other purchased services and software and equipment expenses. The sequential decrease was primarily driven by lower risk-related and professional, legal and other purchased services expenses and a seasonal decrease in business development expense.

•	Investment services fees as a percentage of noninterest expense improved year-over-year reflecting an increase in investment services fees with little additional expenses.

•	35% non-U.S. revenue in 1Q14 vs. 32% in 1Q13.

•	Ranked #1 in 10 categories in the 2014 R&M Global Custody survey of clients and fund managers (April 2014).

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BNY Mellon 1Q14 Quarterly Earnings Review

OTHER SEGMENT primarily includes credit-related activities, leasing operations, corporate treasury activities, global markets and institutional banking services, business exits, M&I expenses and other corporate revenue and expense items.

(in millions)	1Q13	2Q13	3Q13	4Q13	1Q14
Revenue:
Fee and other revenue (a)	$152	$347	$172	$(20)	$112
Net interest revenue	4	61	86	83	68

Total revenue (a)	156	408	258	63	180
Provision for credit losses	(25)	(19)	2	6	(18)
Noninterest expense	251	239	245	215	194

Income (loss) before taxes (a)	$(70)	$188	$11	$(158)	$4

Average loans and leases	$10,610	$10,846	$10,938	$9,802	$10,104

(a)	Prior periods were restated to reflect the retrospective application of adopting new accounting guidance related to our investments in qualified affordable housing projects (ASU 2014-01).

KEY POINTS

•

Total fee and other revenue decreased $40 million compared with 1Q13 and increased $132 million compared with 4Q13. The year-over-year decrease primarily resulted from lower securities gains, fixed income trading revenue and equity investment revenue as well as the sale of Newton’s private client business. The sequential increase primarily reflects a loss related to an equity investment recorded in 4Q13. Comparisons with both prior periods were impacted by higher leasing gains recorded in 1Q14.

•

Net interest revenue increased $64 million compared with 1Q13 and decreased $15 million compared with 4Q13. Comparisons with both prior periods reflect changes in the internal credit rates to the businesses for deposits.

•	The provision for credit losses was a credit of $18 million in 1Q14 driven by the continued improvement in the credit quality of the loan portfolio.

•

Noninterest expense decreased $57 million compared with 1Q13 and $21 million compared with 4Q13. Comparisons with both prior periods reflect lower pension expense. The year-over-year decrease also reflects the cost of generating certain tax credits recorded in 1Q13, lower net occupancy expense and the sale of Newton’s private client business. The sequential decrease also reflects seasonally lower business development expenses, lower professional, legal and other purchased services and lower net occupancy expense, partially offset by higher staff expense resulting from the acceleration of the vesting of long-term stock awards for retirement-eligible employees.

Page - 18

BNY Mellon 1Q14 Quarterly Earnings Review

IMPACT OF ADOPTING NEW ACCOUNTING GUIDANCE

In the first quarter of 2014, BNY Mellon elected to early adopt the new accounting guidance included in Accounting Standards Update (“ASU”) 2014-01, “Accounting for Investments in Qualified Affordable Housing Projects—a Consensus of the FASB Emerging Issues Task Force.” This ASU allows companies that invest in qualified affordable housing projects to elect the proportional amortization method of accounting for these investments, if certain conditions are met. In the first quarter of 2014, we restated the prior period financial statements to reflect the impact of the retrospective application of the new accounting guidance.

The table below presents the impact of the new accounting guidance on our previously reported earnings (loss) per share applicable to the common shareholders.

Earnings (loss) per share applicable to the common shareholders of The Bank of New York Mellon Corporation
	As previously reported				As revised
(in dollars)	1Q13	2Q13	3Q13	4Q13	1Q13	2Q13	3Q13	4Q13
Basic	$(0.23)	$0.71	$0.83	$0.44	$(0.23)	$0.71	$0.82	$0.44
Diluted	$(0.23)	$0.71	$0.82	$0.44	$(0.23)	$0.71	$0.82	$0.44

The table below presents the impact of this new accounting guidance on our previously reported income statement amounts.

Income statement	As previously reported				Adjustment				As revised
(in millions)	1Q13	2Q13	3Q13	4Q13	1Q13	2Q13	3Q13	4Q13	1Q13	2Q13	3Q13	4Q13
Investment and other income	$72	$269	$135	$(60)	$16	$16	$16	$17	$88	$285	$151	$(43)
Total fee revenue	2,796	3,155	2,941	2,758	16	16	16	17	2,812	3,171	2,957	2,775
Total fee and other revenue	2,844	3,187	2,963	2,797	16	16	16	17	2,860	3,203	2,979	2,814
Income before income taxes	809	1,206	986	711	16	16	16	17	825	1,222	1,002	728
Provision (benefit) for income taxes	1,046	321	(2)	155	16	18	21	17	1,062	339	19	172
Net income (loss)	(237)	885	988	556	—	(2)	(5)	—	(237)	883	983	556
Net income (loss) applicable to shareholders of The Bank of New York Mellon Corporation	(253)	845	980	539	—	(2)	(5)	—	(253)	843	975	539
Net income (loss) applicable to common shareholders of The Bankof New York Mellon Corporation	(266)	833	967	513	—	(2)	(5)	—	(266)	831	962	513

The table below presents the impact of this new accounting guidance on our previously reported consolidated ratios and other measures.

Consolidated ratios and other measures	As previously reported				As revised
(in dollars unless otherwise noted)	1Q13	2Q13	3Q13	4Q13	1Q13	2Q13	3Q13	4Q13
Return on common equity	N/M	9.7%	11.2%	5.7%	N/M	9.7%	11.1%	5.7%
Return on tangible common equity – Non-GAAP	N/M	25.0%	28.4%	14.3%	N/M	25.0%	28.3%	14.3%
Non-GAAP adjusted	18.5%	25.2%	21.5%	14.3%	18.5%	25.2%	21.3%	14.3%
Fee revenue as a percentage of total revenue excluding net securities gains	78%	79%	79%	78%	79%	79%	79%	78%
Annualized fee revenue per employee (based on average headcount) (in thousands)	$229	$254	$232	$215	$230	$256	$233	$216
Pre-tax operating margin	22%	30%	26%	20%	23%	30%	26%	20%
BNY Mellon tangible common shareholders’ equity to tangible assets of operations ratio – Non-GAAP	5.9%	5.8%	6.4%	6.8%	5.9%	5.8%	6.3%	6.8%
Book value per common share - GAAP	$29.83	$29.83	$30.82	$31.48	$29.81	$29.81	$30.80	$31.46
Tangible book value per common share – Non-GAAP	$12.47	$12.41	$13.36	$13.97	$12.45	$12.40	$13.34	$13.95
Percentage of non-U.S. total revenue	35%	36%	39%	39%	35%	36%	38%	39%
Total staff expense as a percentage of total revenue	41%	38%	40%	42%	41%	37%	40%	42%

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BNY Mellon 1Q14 Quarterly Earnings Review

SUPPLEMENTAL INFORMATION – EXPLANATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

BNY Mellon has included in this Earnings Review certain Non-GAAP financial measures based upon fully phased-in Basel III CET1, Basel I Tier 1 common equity and tangible common shareholders’ equity. BNY Mellon believes that the Basel III CET1 ratio on a fully phased-in basis, the ratio of Basel I Tier 1 common equity to risk-weighted assets and the ratio of tangible common shareholders’ equity to tangible assets of operations are measures of capital strength that provide additional useful information to investors, supplementing the capital ratios which are, or were, utilized by regulatory authorities. The tangible common shareholders’ equity ratio includes changes in investment securities valuations which are reflected in total shareholders’ equity. In addition, this ratio is expressed as a percentage of the actual book value of assets, as opposed to a percentage of a risk-based reduced value established in accordance with regulatory requirements, although BNY Mellon in its calculation has excluded certain assets which are given a zero percent risk-weighting for regulatory purposes. Further, BNY Mellon believes that the return on tangible common equity measure, which excludes goodwill and intangible assets net of deferred tax liabilities, is a useful additional measure for investors because it presents a measure of BNY Mellon’s performance in reference to those assets which are productive in generating income. BNY Mellon has presented its estimated fully phased-in Basel III CET1 ratio based on its interpretation of the Final Rules released by the Federal Reserve on July 2, 2013, and on the application of such rules to BNY Mellon’s businesses as currently conducted. The estimated fully phased-in Basel III CET1 ratio is necessarily subject to, among other things, BNY Mellon’s further review of the Final Rules, anticipated compliance with all necessary enhancements to model calibration, and other refinements, further implementation guidance from regulators and any changes BNY Mellon may make to its businesses. Consequently, BNY Mellon’s estimated fully phased-in Basel III CET1 ratio may change based on these factors. Management views the estimated fully phased-in Basel III CET1 ratio as a key measure in monitoring BNY Mellon’s capital position and progress against future regulatory capital standards. Additionally, the presentation of the estimated fully phased-in Basel III CET1 ratio is intended to allow investors to compare BNY Mellon’s estimated fully phased-in Basel III CET1 ratio with estimates presented by other companies.

BNY Mellon has presented revenue measures which exclude the effect of noncontrolling interests related to consolidated investment management funds, certain money market fee waivers and a gain or loss related to an equity investment; and expense measures which exclude M&I expenses, litigation charges, restructuring charges, certain money market fee waivers and amortization of intangible assets. Return on equity measures and operating margin measures, which exclude some or all of these items, are also presented. Return on equity and earnings per share measures also exclude the net charge (benefit) related to the disallowance of certain foreign tax credits. Operating margin measures may also include the pro forma impact of money market fee waivers, net of distribution and servicing expense, and exclude amortization of intangible assets. BNY Mellon believes that these measures are useful to investors because they permit a focus on period-to-period comparisons which relate to the ability of BNY Mellon to enhance revenues and limit expenses in circumstances where such matters are within BNY Mellon’s control. The excluded items, in general, relate to certain ongoing charges as a result of prior transactions or where we have incurred charges. M&I expenses primarily relate to the acquisitions of Global Investment Servicing on July 1, 2010 and BHF Asset Servicing GmbH on Aug. 2, 2010. M&I expenses generally continue for approximately three years after the transaction and can vary on a year-to-year basis depending on the stage of the integration. BNY Mellon believes that the exclusion of M&I expenses provides investors with a focus on BNY Mellon’s business as it would appear on a consolidated going-forward basis, after such M&I expenses have ceased. Future periods will not reflect such M&I expenses, and thus may be more easily compared to our current results if M&I expenses are excluded. Litigation charges represent accruals for loss contingencies that are both probable and reasonably estimable, but exclude standard business-related legal fees. Restructuring charges relate to our Operational Excellence Initiatives and migrating positions to Global Delivery Centers. Excluding these charges permits investors to view expenses on a basis consistent with how management views the business.

The presentation of income from consolidated investment management funds, net of net income attributable to noncontrolling interests related to the consolidation of certain investment management funds permits investors to view revenue on a basis consistent with prior periods. BNY Mellon believes that these presentations, as a supplement to GAAP information, give investors a clearer picture of the results of its primary businesses.

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BNY Mellon 1Q14 Quarterly Earnings Review

In this Earnings Review, the net interest margin is presented on an FTE basis. We believe that this presentation provides comparability of amounts arising from both taxable and tax-exempt sources, and is consistent with industry practice. The adjustment to an FTE basis has no impact on net income. Each of these measures as described above is used by management to monitor financial performance, both on a company-wide and on a business-level basis.

The following table presents the reconciliation of net income and diluted earnings per common share.

Reconciliation of net income and diluted EPS – GAAP to Non-GAAP	1Q13
(in millions, except per common share amounts)	Net income	Diluted EPS
Net (loss) applicable to common shareholders of The Bank of New York Mellon Corporation – GAAP	$(266)	$(0.23)
Charge related to the U.S. Tax Court’s disallowance of certain foreign tax credits	854	0.73

Net income applicable to common shareholders of The Bank of New York Mellon Corporation – Non-GAAP	$588	$0.50

The following table presents the reconciliation of the pre-tax operating margin ratio.

Pre-tax operating margin
(dollars in millions)	1Q13	2Q13	3Q13	4Q13	1Q14
Income before income taxes – GAAP	$825	$1,222	$1,002	$728	$926
Less: Net income attributable to noncontrolling interests of consolidated investment management funds	16	39	8	17	20
Add: Amortization of intangible assets	86	93	81	82	75
M&I, litigation and restructuring charges	39	13	16	2	(12)

Income before income taxes excluding net income attributable to noncontrolling interests of consolidated investment management funds, amortization of intangible assets and M&I, litigation and restructuring charges – Non-GAAP	$934	$1,289	$1,091	$795	$969

Fee and other revenue – GAAP	$2,860	$3,203	$2,979	$2,814	$2,883
Income from consolidated investment management funds – GAAP	50	65	32	36	36
Net interest revenue – GAAP	719	757	772	761	728

Total revenue – GAAP	3,629	4,025	3,783	3,611	3,647
Less: Net income attributable to noncontrolling interests of consolidated investment management funds	16	39	8	17	20

Total revenue excluding net income attributable to noncontrolling interests of consolidated investment management funds – Non-GAAP	$3,613	$3,986	$3,775	$3,594	$3,627

Pre-tax operating margin (a)	23%	30%	26%	20%	25%
Pre-tax operating margin excluding net income attributable to noncontrolling interests of consolidated investment management funds, amortization of intangible assets and M&I, litigation and restructuring charges – Non-GAAP (a)	26%	32%	29%	22%	27%

(a)	Income before taxes divided by total revenue.

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BNY Mellon 1Q14 Quarterly Earnings Review

The following table presents the reconciliation of the returns on common equity and tangible common equity.

Return on common equity and tangible common equity
(dollars in millions)	1Q13	2Q13	3Q13	4Q13	1Q14
Net income (loss) applicable to common shareholders of The Bank of New York Mellon Corporation – GAAP	$(266)	$831	$962	$513	$661
Add: Amortization of intangible assets, net of tax	56	59	52	53	49

Net income (loss) applicable to common shareholders of The Bank of New York Mellon Corporation excluding amortization of intangible assets – Non-GAAP	(210)	890	1,014	566	710
Add: M&I, litigation and restructuring charges	24	8	12	1	(7)
Net charge (benefit) related to the disallowance of certain foreign tax credits	854	—	(261)	—	—

Net income applicable to common shareholders of The Bank of New York Mellon Corporation excluding amortization of intangible assets, M&I, litigation and restructuring charges and the net charge (benefit) related to the disallowance of certain foreign tax credits – Non-GAAP	$668	$898	$765	$567	$703

Average common shareholders’ equity	$34,898	$34,467	$34,264	$35,698	$36,289
Less: Average goodwill	17,993	17,957	17,975	18,026	18,072
Average intangible assets	4,758	4,661	4,569	4,491	4,422
Add: Deferred tax liability – tax deductible goodwill (a)	1,170	1,200	1,262	1,302	1,306
Deferred tax liability – intangible assets (a)	1,293	1,269	1,242	1,222	1,259

Average tangible common shareholders’ equity – Non-GAAP	$14,610	$14,318	$14,224	$15,705	$16,360

Return on common equity– GAAP (b)	N/M	9.7%	11.1%	5.7%	7.4%
Return on common equity excluding amortization of intangible assets, M&I, litigation and restructuring charges and the net charge (benefit) related to the disallowance of certain foreign tax credits – Non-GAAP (b)	7.8%	10.5%	8.9%	6.3%	7.9%

Return on tangible common equity – Non-GAAP (b)	N/M	25.0%	28.3%	14.3%	17.6%
Return on tangible common equity excluding M&I, litigation and restructuring charges and the net charge (benefit) related to the disallowance of certain foreign tax credits – Non-GAAP (b)	18.5%	25.2%	21.3%	14.3%	17.4%

(a)	Deferred tax liabilities are based on fully phased-in Basel III rules. First quarter of 2014 includes deferred tax liabilities on tax deductible intangible assets permitted under Basel III rules.
(b)	Annualized.

N/M – Not meaningful.

The following table presents the reconciliation of the equity to assets ratio.

Equity to assets ratio	March 31,	Dec. 31,	March 31,
(dollars in millions)	2013	2013	2014
BNY Mellon shareholders’ equity at period end – GAAP	$35,672	$37,497	$37,986
Less: Preferred stock	1,068	1,562	1,562

BNY Mellon common shareholders’ equity at period end – GAAP	34,604	35,935	36,424
Less: Goodwill	17,920	18,073	18,100
Intangible assets	4,696	4,452	4,380
Add: Deferred tax liability – tax deductible goodwill (a)	1,170	1,302	1,306
Deferred tax liability – intangible assets (a)	1,293	1,222	1,259

Tangible BNY Mellon common shareholders’ equity at period end – Non-GAAP	$14,451	$15,934	$16,509

Total assets at period end – GAAP	$356,146	$374,516	$368,241
Less: Assets of consolidated investment management funds	11,236	11,272	11,451

Subtotal assets of operations – Non-GAAP	344,910	363,244	356,790
Less: Goodwill	17,920	18,073	18,100
Intangible assets	4,696	4,452	4,380
Cash on deposit with the Federal Reserve and other central banks (b)	78,059	105,384	83,736

Tangible total assets of operations at period end – Non-GAAP	$244,235	$235,335	$250,574

BNY Mellon shareholders’ equity to total assets – GAAP	10.0%	10.0%	10.3%
BNY Mellon common shareholders’ equity to total assets – GAAP	9.7%	9.6%	9.9%
BNY Mellon tangible common shareholders’ equity to tangible assets of operations – Non-GAAP	5.9%	6.8%	6.6%

(a)	Deferred tax liabilities are based on fully phased-in Basel III rules. First quarter of 2014 includes deferred tax liabilities on tax deductible intangible assets permitted under Basel III rules.
(b)	Assigned a zero percent risk-weighting by the regulators.

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BNY Mellon 1Q14 Quarterly Earnings Review

The following table presents the reconciliation of our estimated fully phased-in Basel III CET1 ratio under the Standardized Approach and Advanced Approach.

Estimated fully phased-in Basel III CET1 ratio – Non-GAAP (a)	March 31,	Dec. 31,	March 31,
(dollars in millions)	2013	2013	2014
Total Tier 1 capital	$16,219	$18,335	$20,561
Adjustments to determine estimated fully-phased in Basel III CET1:
Deferred tax liability – tax deductible intangible assets	78	70	—
Intangible deduction	—	—	(2,496)
Preferred stock	(1,068)	(1,562)	(1,562)
Trust preferred securities	(603)	(330)	(167)
Other comprehensive income (loss) and net pension fund assets:
Securities available-for-sale	1,314	387	430
Pension liabilities	(1,410)	(900)	(705)
Net pension fund assets	(258)	(713)	—

Total other comprehensive income (loss) and net pension fund assets	(354)	(1,226)	(275)
Equity method investments	(488)	(445)	(102)
Deferred tax assets	(52)	(49)	—
Other	17	17	(8)

Total estimated fully phased-in Basel III CET1	$13,749	$14,810	$15,951

Under the Standardized Approach:
Total risk-weighted assets – Basel I (b)	$119,382	$113,322	$120,728
Add: Adjustments (c)	26,898	26,543	24,416

Total estimated fully phased-in Basel III risk-weighted assets	$146,280	$139,865	$145,144

Estimated fully phased-in Basel III CET1 ratio – Non-GAAP	9.4%	10.6%	11.0%

Under the Advanced Approach:
Total risk-weighted assets – Basel I (b)	$119,382	$113,322	$120,728
Add: Adjustments (c)	22,798	17,527	24,815

Total estimated fully phased-in Basel III risk-weighted assets	$142,180	$130,849	$145,543

Estimated fully phased-in Basel III CET1 ratio – Non-GAAP	9.7%	11.3%	11.0%

(a)	March 31, 2014 information is preliminary. At March 31, 2014 and Dec. 31, 2013, the estimated fully phased-in Basel III CET1 ratios are based on our interpretation of the Final Rules. At March 31, 2013, these ratios were estimated using our interpretation of the NPRs dated June 7, 2012.
(b)	Consistent with historic practice, the risk-based capital ratios do not include the impact of certain consolidated investment management funds, and do not include the impact of BNY Mellon’s actual contractual exposure to these vehicles. If the Company is required to include the net impact of such total consolidated assets, it would decrease the fully phased-in CET1 ratio under the Standardized Approach by approximately 60 basis points and the fully phased-in CET1 ratio under the Advanced Approach by approximately 100 basis points at March 31, 2014.
(c)	Following are the primary differences between risk-weighted assets determined under Basel I and Basel III. Credit risk is determined under Basel I using predetermined risk-weights and asset classes and relies in part on the use of external credit ratings. Under Basel III both the Standardized and Advanced Approaches use a broader range of predetermined risk-weights and asset classes and certain alternatives to external credit ratings. Securitization exposure receives a higher risk-weighting under Basel III than Basel I, and Basel III includes additional adjustments for market risk, counterparty credit risk and equity exposures. Additionally, the Standardized Approach eliminates the use of the VaR approach for determining risk-weighted assets on certain repo-style transactions. Risk-weighted assets calculated under the Advanced Approach also include the use of internal credit models and parameters as well as an adjustment for operational risk. In 2014, risk-weighted assets include transition adjustments for intangible assets, other than goodwill, and significant investments in unconsolidated financial institutions.

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BNY Mellon 1Q14 Quarterly Earnings Review

The following table presents the reconciliation of our Basel I CET1 ratio.

Basel I CET1 ratio	March 31,	Dec. 31,
(dollars in millions)	2013	2013
Total Tier 1 capital – Basel I	$16,219	$18,335
Less: Trust preferred securities	603	330
Preferred stock	1,068	1,562

Total Tier 1 common equity	$14,548	$16,443

Total risk-weighted assets – Basel I	$119,382	$113,322

Basel I CET1 ratio – Non-GAAP	12.2%	14.5%

The following table presents the reconciliation of consolidated investment management and performance fee revenue excluding money market fee waivers.

Investment management and performance fees				1Q14 vs.
(dollars in millions)	1Q13	4Q13	1Q14	1Q13	4Q13
Investment management and performance fees – GAAP	$822	$904	$843	3%	(7)%
Add: Money market fee waivers	56	78	81

Investment management and performance fees excluding money market fee waivers – Non-GAAP	$878	$982	$924	5%	(6)%

The following table presents income from consolidated investment management funds, net of noncontrolling interests.

Income from consolidated investment management funds, net of noncontrolling interests
(in millions)	1Q13	2Q13	3Q13	4Q13	1Q14
Income from consolidated investment management funds	$50	$65	$32	$36	$36
Less: Net income attributable to noncontrolling interests of consolidated investment management funds	16	39	8	17	20

Income from consolidated investment management funds, net of noncontrolling interests	$34	$26	$24	$19	$16

The following table presents the line items in the Investment Management business impacted by the consolidated investment management funds.

Income from consolidated investment management funds, net of noncontrolling interests
(in millions)	1Q13	2Q13	3Q13	4Q13	1Q14
Investment management fees	$20	$20	$20	$20	$18
Other (Investment income)	14	6	4	(1)	(2)

Income from consolidated investment management funds, net of noncontrolling interests	$34	$26	$24	$19	$16

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BNY Mellon 1Q14 Quarterly Earnings Review

The following table presents the reconciliation of the pre-tax operating margin for the Investment Management business.

Pre-tax operating margin—Investment Management business
(dollars in millions)	1Q13	2Q13	3Q13	4Q13	1Q14
Income before income taxes – GAAP	$206	$271	$225	$266	$246
Add: Amortization of intangible assets	39	39	35	35	31
Add: Money market fee waivers	21	24	30	33	35

Income before income taxes excluding amortization of intangible assets and money market fee waivers – Non-GAAP	$266	$334	$290	$334	$312

Total revenue – GAAP	$943	$975	$949	$1,061	$970
Less: Distribution and servicing expense	104	110	107	108	106
Less: Money market fee waivers benefitting distribution and servicing expense	36	35	38	38	38
Add: Money market fee waivers impacting total revenue	57	59	68	71	73

Total revenue net of distribution and servicing expense and excluding money market fee waivers – Non-GAAP	$860	$889	$872	$986	$899

Pre-tax operating margin (a)	22%	28%	24%	25%	25%
Pre-tax operating margin excluding amortization of intangible assets and money market fee waivers and net of distribution and servicing expense – Non-GAAP (a)	31%	37%	33%	34%	35%

(a)	Income before taxes divided by total revenue.

CAUTIONARY STATEMENT

A number of statements (i) in this Quarterly Earnings Review, (ii) in our presentations and (iii) in the responses to questions on our conference call discussing our quarterly results and other public events may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including our estimated capital ratios and expectations relating to those ratios and preliminary business metrics. These statements may be expressed in a variety of ways, including the use of future or present tense language. These statements and other forward-looking statements contained in other public disclosures of The Bank of New York Mellon Corporation which make reference to the cautionary factors described in this Quarterly Earnings Review, are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond BNY Mellon’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties set forth in BNY Mellon’s Annual Report on Form 10-K for the year ended Dec. 31, 2013 and BNY Mellon’s other filings with the Securities and Exchange Commission. All forward-looking statements in this Quarterly Earnings Review speak only as of April 22, 2014, and BNY Mellon undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

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